--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                     FORM 8-A/A

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

                              MOLECULAR DYNAMICS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                DELAWARE                                94-3050031
        (STATE OF INCORPORATION                        (IRS EMPLOYER
           OR ORGANIZATION)                          IDENTIFICATION NO.)

           928 EAST ARQUES AVENUE, SUNNYVALE, CALIFORNIA      94086
             (Address of Principal Executive Offices)       (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

                                        NONE
           -----------------------------------------------------------
                                  (Title of Class)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

             Name of exchange on which each class is to be registered
             --------------------------------------------------------
                             NASDAQ National Market

                    Title of each Class to be so registered
                    ---------------------------------------
                       Preferred Stock Purchase Rights

     Item 1 of Form 8-A dated December 2, 1994 (the "Form 8-A"), of Molecular Dynamics, Inc. is hereby amended as follows:

Item 1.  DESCRIPTION OF SECURITIES.

     Item 1 of the Form 8-A is hereby amended by adding the following paragraph at the end of Item 1 of the Form 8-A:

     On August 9, 1998, Molecular Dynamics, Inc. (the "Company") executed an amendment (the "Amendment") to the Rights Agreement, dated as of November 23, 1994 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent. The Amendment provides that neither Amersham Pharmacia Biotech Ltd., a Delaware corporation ("Parent"), APB Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), any of their respective Affiliates or Associates nor any of their respective permitted assignees or transferees will become an Acquiring Person (as that term is defined in the Rights Agreement) as a result of the occurrence of any of the following: (i) execution of the Agreement and Plan of Merger dated as of August 9, 1998, among Parent, Merger Sub and the Company (the "Merger Agreement"), (ii) commencement and consummation of the Offer (as defined in the Merger Agreement), (iii) the acquisition of Shares (as defined in the Merger Agreement) by Sub pursuant to the Offer or (iv) the consummation of the Merger (as defined in the Merger Agreement). The Amendment further provides that, despite the occurrence of any of the events described under
(i), (ii), (iii) or (iv) above, a Distribution Date (as defined in the Rights Agreement) or the Shares Acquisition Date (as defined in the Rights Agreement) will not occur.

     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as
Exhibit 4.1(b) and is incorporated herein by reference, and to the Rights Agreement which was attached as an exhibit to the Form 8-A filed on December 7, 1994 and which is incorporated herein by reference.

ITEM 2.  EXHIBITS.

          Exhibit No.    Description

          4.1(a)* Rights Agreement dated as November 23, 1994 by and between Molecular Dynamics, Inc. and Harris Trust and Savings Bank.

          4.1(b) First Amendment to the Rights Agreement dated as of August 9, 1998 by and between Molecular Dynamics, Inc. and Harris Trust and Savings Bank.

------------------

* Incorporated by reference to Exhibit 1 to Form 8-A dated December 2, 1994, File No. 0-19955.

                                        SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 14, 1998              MOLECULAR DYNAMICS, INC.
                                          (Registrant)



                                    By:  /s/Jay Flatley
                                         ----------------------
                                    Name:  Jay Flatley
                                    Title: President and Chief Executive Officer

EXHIBIT INDEX

          Exhibit No.    Description

          4.1(a)* Rights Agreement dated as November 23, 1994 by and between Molecular Dynamics, Inc. and Harris Trust and Savings Bank.

          4.1(b) First Amendment to the Rights Agreement dated as of August 9, 1998 by and between Molecular Dynamics, Inc. and Harris Trust and Savings Bank.

-----------------
* Incorporated by reference to Exhibit 1 to Form 8-A dated December 2, 1994, File No. 0-19955.